NEWS RELEASE	Exhibit 99.1

KNIGHT RIDDER
50 WEST SAN FERNANDO ST.
SAN JOSE, CA 95113

Knight Ridder Reports Second Quarter Earnings

     SAN JOSE, July 22, 2004 – Knight Ridder (NYSE: KRI) earned $1.08 per diluted share for the second quarter, up 13.7% from $.95 in the second quarter of 2003.

     Included in the quarter’s earnings per share are $.06 from the resolution of prior-year tax issues, including interest, and $.04 from favorable adjustments in Detroit, primarily post-retirement benefits.

     Total advertising revenue for the quarter was $591.7 million, up 2.3% from $578.5 million in the same quarter of 2003. Total operating revenue was $760.2 million, up 2.2% from $744.0 million in the same quarter last year. Total operating profit for the quarter was $155.0 million, up 2.8% from $150.8 million in the second quarter of 2003. Net income of $86.3 million was up 11.7% from $77.2 million in the same quarter the previous year.

     Commenting on the results, Knight Ridder Chairman and CEO Tony Ridder said, “Despite respectable bottom-line results, the operating components of those results were not what we had hoped for. Sluggish department store advertising and negative growth in the national category offset continued strength in real estate and the ongoing resurgence in help wanted.

     “June, with ad revenue growth of 3.2%, was the strongest month in the quarter. With respect to retail and classified, June showed some improvement over April and May. However, the year is unfolding with more consistency than meets the eye. Packaging March and April as one, because of the early Easter, suggests that we’ve been up about 3% for each of the past four months compared to the prior year.

     “In the quarter, our sixteen smaller markets showed a combined ad revenue increase of 6.0%, with half of them rising between 7.3% and 12.1%. Real estate for the company was up 6.5% in the quarter, and help wanted was up 15.9%.

     “Also in the quarter, Knight Ridder Digital revenue was up 50.7%, and its operating income rose from $3.4 million to $9.7 million.

     “The newspaper revenue initiatives that we have in place, with a target of $30 million this year, continue to perform ahead of plan, as reported at last month’s Mid-Year Media Review (the presentation remains available on our Web site, in the Investing section), and our cost initiatives are doing likewise. Costs for the quarter were up just 2%, with FTEs down 1.5%.

     “Looking ahead, we are cautious. We expect ad revenue growth to track in the second half about as it has in the most recent four months. Our cost containment efforts will continue to be rigorous.”

Comment on Operations

     Knight Ridder Chief Financial Officer Gary Effren said, “ The second quarter, skewed by the negative impact of Easter on April, concluded with retail up 0.2%. National – fighting 20-plus-percent comparisons with the same quarter last year – was down 2.6%. Classified was up 7.2%, with auto down 1.2%.

     “In the quarter, all but two of our markets showed ad revenue increases: St. Paul was up 5.8%, Fort Worth was up 3.5%, Kansas City was up 3.2% and Charlotte was up 2.3%. Miami and San Jose were up slightly. Philadelphia was down 1.6% in the quarter.

     “Retail was up for the quarter between 1.7% and 2.1% in Charlotte, Contra Costa, Fort Worth and Kansas City. It was down 6.2% in Miami because of store closings by Kmart and Lord & Taylor as well as consolidation between Macy’s and Burdines. San Jose retail was down 4.1%, due primarily to Kmart’s reduced spending.

     (For the record, Kmart has closed all its stores in Fort Worth and San Jose, some stores in Miami and Charlotte, and reduced spending wherever it still has a presence. The closings in Fort Worth occurred mostly in 2003 and so were cycled by Q2 ’04. The changes in the other markets had important negative impact on Q2 2004.)

     “Within retail, softness in the department store category (down 11%), reductions from Kmart and declines from Eckerd’s Drugs due to its impending sale, were offset by growth in preprints, local retail advertising and growth in some key categories.

     “In the largest markets, national was mostly soft: Contra Costa down 18.6%, Philadelphia down 7.9%, San Jose down 5.0%, Kansas City down 6.8%, Fort Worth down 2.1%, Charlotte down 0.7%. Miami was up 0.4%. Three other markets showed impressive gains: Columbia was up 18.6%, Akron was up 8.7%, and St. Paul was up 6.4%. National auto, pharmaceutical and financial were strong. Telecom, computers, travel and entertainment were not.

     “In classified, all but one of our markets were up, mostly in the high single digits. Employment increases were dramatic: Contra Costa up 25.1%, San Jose up 24.7%, Miami up 22.0%, St. Paul up 20.1%, Fort Worth, up 17.2%, Charlotte, up 15.8%, Kansas City up 15.3%. Philadelphia employment continues to lag, down 3.4% for the quarter – a major contributor to Philadelphia’s underperformance.

     “Real estate was up in most of our large markets, with San Jose and Charlotte the exceptions. Classified auto was up 12.4% in Contra Costa, 5.1% in Kansas City and 3.9% in San Jose. Otherwise, it was mostly soft.

     “Circulation revenue for the quarter was down 2.5%, primarily due to discounting. For the quarter, circulation copies were down daily 0.3% and Sunday 0.5%. For the year to date, daily was down 0.7% and Sunday was down 0.4%.

     “Other revenue was up $6.5 million, or 25.6%, $4.9 million of which was the favorable adjustments in Detroit.

     “Cost control benefited from the ongoing contributions of our Operations Task Force, convened more than a year ago to look continuously for ways to save money. Labor was up 1.6%, benefits were up 5.4%. Newsprint, ink and supplements were up 4.3%, including a 6.9% increase in the average newsprint price per ton, on a consumption decrease of 0.6%.

     “Below the operating line, we have three salient favorable variances: (1) Net interest expense was down $4.8 million, or 28.2%, due to lower interest rates, (2) the capitalization of interest related to our Kansas City plant, and (3) the interest portion related to the previously mentioned resolution of prior-year tax issues ($2 million of the $4.8 million total). Other net expense was down 71.6%, primarily due to an investment write-down in the second quarter of 2003.

     “On the other hand, losses from equity investments were slightly higher, as improved results from our newsprint mill investments were not enough to offset declines from the Seattle Times and Classified Ventures.

     “During the quarter, we repurchased approximately 1.0 million shares of Knight Ridder stock, leaving remaining authorization to repurchase 1.2 million shares at quarter’s end. Shares outstanding at the end of the quarter were 78.2 million.

     “Total debt at quarter’s end was $1.485 billion, up $31.7 million from the start of the year. Cash and cash equivalents at the end of the quarter were $30.0 million. The effective tax rate for the quarter was 35.0%. For the year as a whole, we are currently projecting a tax rate of about 37%.”

     Certain statements contained in this report are forward-looking. They are based on management's current knowledge of factors affecting Knight Ridder's business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

     Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.7 million daily and 12.6 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 100 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

# # #

     For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

KNIGHT RIDDER
CONSOLIDATED STATEMENT OF INCOME
 (Unaudited in thousands, except per share data)

	Quarter Ended		Two Quarters Ended

	June 27 2004	June 29 2003	June 27 2004	June 29 2003

OPERATING REVENUE
Advertising
Retail	$267,925	$267,298	$509,769	$508,664
National	97,439	100,010	191,484	189,415
Classified	226,349	211,216	438,338	417,191

Total	591,713	578,524	1,139,591	1,115,270
Circulation	136,406	139,869	275,615	281,796
Other	32,097	25,559	57,281	46,199

Total Operating Revenue	760,216	743,952	1,472,487	1,443,265

OPERATING COSTS
Labor and employee benefits	301,071	294,053	607,030	585,149
Newsprint, ink and supplements	98,911	94,798	193,799	185,898
Other operating costs	179,085	174,488	353,072	351,043
Depreciation and amortization	26,140	29,819	52,517	59,830

Total Operating Costs	605,207	593,158	1,206,418	1,181,920

OPERATING INCOME	155,009	150,794	266,069	261,345

OTHER EXPENSE
Interest expense, net of interest income	(13,244)	(17,144)	(27,387)	(34,963)
Interest expense capitalized	1,142	284	2,116	344

Interest expense, net	(12,102)	(16,860)	(25,271)	(34,619)
Equity in losses of unconsolidated
companies and joint ventures	(7,006)	(6,366)	(15,073)	(16,790)
Minority interests in consolidated subsidiaries	(2,572)	(2,772)	(4,484)	(5,467)
Other, net	(528)	(1,862)	(767)	(847)

Total Other Expense	(22,208)	(27,860)	(45,595)	(57,723)

Income before income taxes	132,801	122,934	220,474	203,622
Income taxes	46,539	45,716	78,274	75,732

Net Income	$86,262	$77,218	$142,200	$127,890

NET INCOME PER SHARE
Basic	$1.10	$0.96	$1.81	$1.58

Diluted	$1.08	$0.95	$1.78	$1.56

DIVIDENDS DECLARED PER COMMON SHARE	$0.32	$0.27	$0.64	$0.54

AVERAGE SHARES OUTSTANDING
Basic	78,497	80,529	78,751	80,853

Diluted	79,789	81,484	80,064	81,780

Knight Ridder
Business Segment Information
(in thousands of dollars)

	Quarter Ended		Two Quarters Ended

	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Operating revenue
Newspapers	$731,207	$724,701	$1,419,024	$1,406,860
Online	29,009	$19,251	53,463	36,405

	$760,216	$743,952	$1,472,487	$1,443,265

Operating income (loss)
Newspapers	$156,218	$158,509	$272,580	$276,093
Online	9,717	3,399	16,423	5,441
Corporate	(10,926)	(11,114)	(22,934)	(20,189)

	$155,009	$150,794	$266,069	$261,345

Depreciation and amortization
Newspapers	$24,155	$27,399	$48,313	$54,944
Online	680	1,031	1,668	2,103
Corporate	1,305	1,389	2,536	2,783

	$26,140	$29,819	$52,517	$59,830